UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 23, 2009

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2009, Hawaiian Electric Industries, Inc. (HEI) announced the hiring of a new Chief Financial Officer after concluding a nationwide executive search. James A. Ajello, age 55, has been named HEI Senior Financial Vice President, Treasurer and Chief Financial Officer effective January 26, 2009. Mr. Ajello will succeed Curtis Y. Harada, who in addition to his duties as HEI Controller and Principal Accounting Officer has been serving as Acting HEI Financial Vice President, Treasurer and Chief Financial Officer since February 1, 2008. From August 2006 until joining HEI, Mr. Ajello was Senior Vice President-Business Development at Reliant Energy, Inc. (Reliant). In that role, he was responsible for leading Reliant’s effort to expand and grow competitive electricity markets across the United States. Mr. Ajello joined Reliant in 2000 as President of Reliant Energy Solutions LLC and was named Reliant’s Senior Vice President and General Manager of Commercial & Industrial Marketing in 2004. In those roles, he led the development and operations of a new line of business to provide integrated energy solutions to commercial and industrial customers in seven states. Mr. Ajello’s experience prior to joining Reliant includes serving as Senior Banker/Managing Director of the Business Development/Corporate Finance Group of UBS Securities, Inc. and as Managing Director of the Energy & Natural Resources Group of UBS Warburg/UBS Securities LLC. In those roles, he was responsible for corporate finance, advisory products, equity and debt issuance, and underwriting products for selected energy, natural resource, and other corporate clients.

As part of his compensation package, Mr. Ajello will be paid an initial annual base salary of $425,000 and will be eligible for merit increases after 2009. Within 60 days after the commencement of his employment, he will be paid a one-time signing bonus of $250,000, which is subject to pro rata reimbursement if he voluntarily terminates his employment with HEI or is terminated by HEI for cause prior to completing 36 months of continuous service. As an executive officer of HEI, Mr. Ajello will be eligible to participate in HEI’s annual Executive Incentive Compensation Plan (EICP), Long-Term Incentive Plan (LTIP), and annual equity compensation program through the 1987 Stock Option and Incentive Plan, as amended and restated (Stock Plan). Payout levels for compensation that Mr. Ajello may earn under the EICP and LTIP will be determined by the Compensation Committee of the Board of Directors of HEI.

•	If necessary thresholds are met under the EICP, the first payout, if any, would be in 2010.

•	If necessary thresholds are met under the LTIP, the first payout, if any, would be in 2012.

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Under the Stock Plan, Mr. Ajello will receive in 2009 an initial grant of 4,000 shares of restricted stock units that will vest four years after issuance, except as otherwise provided in the grant agreement. As a participant in HEI’s annual equity compensation program starting in 2009, Mr. Ajello may receive additional grants of restricted stock units that will vest four years after issuance, except as otherwise provided in the grant agreement, as determined annually for all executive officers.

Mr. Ajello will be eligible to participate in the Severance Pay Plan for Merit Employees of Hawaiian Electric Industries, Inc. and Affiliates, except that his eligible payment amount will be (i) 18 months of salary and 150% of any target annual bonus amount if his employment with HEI is terminated during his first year of employment, (ii) 12 months of salary and 100% of any target annual bonus amount if his employment with HEI is terminated during his second year of employment, and (iii) 6 months of salary and 50% of any target bonus amount if his employment with HEI is terminated during his third year of employment. After his third year of employment with HEI, Mr. Ajello will be eligible for severance under the terms of any plan then applicable to him as an executive officer. Effective January 26, 2009, HEI will enter into a change-in-control agreement with Mr. Ajello. The agreement is substantially identical to the revised change-in-control agreements HEI entered into with certain of its executive officers in December 2008 and which were described in a Form 8-K filing on December 12, 2008, except that a two times multiple will be used for determining Mr. Ajello’s benefits thereunder. Mr. Ajello will also be eligible to receive other benefits generally provided to other HEI executive officers.

A copy of the news release announcing Mr. Ajello’s appointment is attached hereto as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99	News release dated January 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)

/s/ Curtis Y. Harada
Curtis Y. Harada
Vice President-Controller and Chief Accounting Officer and Acting Financial Vice President, Treasurer and Chief Financial Officer

Date: January 23, 2009

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